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                                                                    EXHIBIT 11.0



                SEARCH FINANCIAL SERVICES, INC. AND SUBSIDIARIES
              Statement re: Computation of Per Share Earnings Loss


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                                                   Six Months Ended     Six Months Ended
                                                  September 30, 1997   September 30, 1996
                                                  ------------------   ------------------
Weighted Average Shares:
     Common stock outstanding at end of period              6,829          3,958
     Adjustment for weighting of shares                    (2,444)          (557)
     Common stock equivalents assumed outstanding              --            --


                                                          -------        -------
Weighted average shares outstanding                       $ 4,385        $ 3,401
                                                          =======        =======

     Net Income(Loss)                                     $(6,231)       $(1,991)
                                                          =======        =======

Computation of net income(loss) per share:
     Net income(loss) divided by weighted
     average shares outstanding                           $ (1.42)       $ (0.59)
                                                          =======        =======
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